AMENDED SCHEDULE A

to the

DISTRIBUTION AGREEMENT

between

___________________________

Rafferty Capital Markets, LLC

Pursuant to Section 1 of the Distribution Agreement among the Cottonwood Mutual Funds (“Trust”) and Rafferty Capital Markets, LLC (“RCM”), the Trust hereby appoints RCM as its agent to be the principal underwriter of the Trust with respect to its following series:

HAGIN Keystone Market Neutral Fund

Armour Tactical Flex Fund

/s/ Daniel Hart

_____________

Daniel Hart

Dated August 29, 2012